Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Tanger Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,600,000	$28.19 (3)	$73,294,000.00	$147.60 per $1,000,000	$10,818.19
Total Offering Amounts					$73,294,000.00		$10,818.19
Total Fee Offsets (4)							$ -
Net Fee Due							$10,818.19

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Consists of an additional 2,600,000 common shares, par value $0.01 per share (“Common Shares”), of Tanger Inc. (the “Company”) available for issuance under the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of May 19, 2023) (the “Plan”).
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on December 26, 2023
(4) The Registrant does not have any fee offsets.